EXHIBIT 99.1

First Federal Bank Announces Agreement to Acquire NOLA Lending Group, a Division of Fidelity Bank
Lake City, Florida and New Orleans, Louisiana – January 5, 2026
First Federal Bank (Florida) and Fidelity Bank, (Louisiana), jointly announced today that they have signed a definitive agreement for First Federal to acquire Fidelity's mortgage division, NOLA Lending Group.
First Federal Bank will continue to service loans from existing locations in Georgia, Wisconsin, and Florida. As a community-based mutual institution headquartered in Lake City, Florida, the bank is owned by its customers rather than stockholders and has 27 branches in the Southeast and operations in the Midwest.
Under the terms of the agreement, First Federal Bank will purchase NOLA Lending Group assets and will continue to serve Fidelity customers from existing locations in Baton Rouge, Bossier City, Lafayette, Lake Charles, Mandeville, Metairie, Uptown New Orleans, New Orleans East, Pensacola (Florida), and McComb and Ridgeland (Mississippi). With the acquisition, First Federal will expand its retail mortgage services, extending the local, personalized mortgage service that Fidelity Bank customers have come to expect.
First Federal anticipates retention of most NOLA Lending Group employees and looks forward to welcoming the new team members. John Medina, President and CEO of First Federal Bank, shares: "Our mission is to provide mortgages from a financially stable institution that is a great place to work and bank. This acquisition underscores our commitment to the residential mortgage sector. We look forward to serving NOLA Lending Group mortgage customers with the same excellence they have come to expect from their team."
"We are pleased to have reached an agreement with a partner that will continue to allow our talented and dedicated team to focus on delivering exceptional mortgage banking solutions to customers in our core markets," said Chris Ferris, President and CEO of Fidelity Bank.  “Fidelity Bank’s strategic plan for 2026 includes a renewed focus on sound execution of banking, which will support shareholder value.”
The acquisition of NOLA Lending Group allows First Federal Bank to better serve the customers of both organizations by offering additional technology tools and an expanded product offering. The platform is anticipated to transition to First Federal Bank within 60 days of closing, and the NOLA Lending Group branding will be retained. As customers have increased reliance on digital tools, First Federal will continue to invest in cutting-edge digital solutions coupled with personal service. "The NOLA Lending team uses largely the same technology as First Federal, which will make the transition simple for employees and customers," says Doug Brendel, Residential Division President. With steady, growth-oriented leadership, the bank and its mortgage division will continue to be recognized as one of the best banks in the Southeast and beyond.

The legal aspects of the transaction were handled by two firms, with Alston & Bird representing Fidelity Bank and Bradley Arant Boult Cummings representing First Federal Bank, whose counsel and collaboration were instrumental to the successful completion of the transaction.
About First Federal Bank
First Federal Bank is a leading financial institution committed to serving the needs of its customers and communities. With banking locations in northern Florida and coastal South Carolina, First Federal Bank is a community-owned bank that provides a wide range of consumer and commercial banking solutions, services, and loans. Additionally, SBA and USDA customers are served by lending offices across the Southeast, and mortgages are offered nationwide. With over $4.1 billion in assets, First Federal is headquartered in Lake City, Florida, and has a steadfast focus on innovation and customer satisfaction. The bank has been consistently recognized with an "Excellent" rating from BauerFinancial, Inc. for over 20 years. Furthermore, Newsweek named First Federal the "Best Small Bank in Florida" for four consecutive years from 2020 to 2023 and "Best Regional Bank" for 2024 and 2025. To learn more, visit www.ffbf.com.
Member FDIC. Equal Housing Lender.
About Fidelity Bank
Fidelity Bank, proudly serving Louisiana for more than 115 years, is headquartered in New Orleans. With over $1.2 billion in assets, the bank operates 18 full-service branches across Southeast Louisiana, Baton Rouge and Lafayette. In October 2024, Fidelity Bank completed its conversion from mutual to stock form and became a wholly owned subsidiary of FB Bancorp, Inc.
Fidelity Bank's growth strategy focuses on expanding into new markets while remaining committed to local communities through financial support, volunteerism, and education. The bank specializes in serving small and mid-sized businesses, with a strong emphasis on women-owned enterprises, and offers personalized solutions for individuals, nonprofits, and homebuyers.
Guided by its mission, "Here for Good," and core values, Fidelity Bank continues to build on its heritage as a financially stable, community-focused institution.  Learn more at www.bankwithfidelity.com.
Cautionary Note Regarding Forward-Looking Statements
Certain information set forth in this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning the proposed transaction and the Company’s business plans and prospects. These statements are not historical facts or guarantees of future performance, events, or results. There are risks, uncertainties and other factors that could cause the actual results of the Company or the effects of the proposed transaction to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures among financial services companies, interest rate trends, general economic conditions, deposit flows and the cost of funds, demand for loan products, changes in legislation or regulatory requirements, our effectiveness at achieving stated goals and strategies, difficulties in achieving operating efficiencies, and as to the sale of NOLA Lending Group, the risk that the proposed transaction will not close when expected or at all because conditions to the closing are not satisfied on a timely basis or at all. Certain risks and uncertainties are more fully described in the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise, except as may be required by applicable law or regulation.
For more information contact:

Courtney Blackburn
Chief Marketing Officer
First Federal Bank
(386) 755-0600
marketing@ffbf.com

Fidelity Bank
Media Contact:
Tammy O’Shea
Chief Marketing Officer
985-612-2765
tammy.oshea@bankwithfidelity.com

Investor Relations:
Lisa Haley
https://investor.bankwithfidelity.com

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